STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of November 28, 2003, among Universal Express, Inc., a Nevada corporation ("Buyer"), SubContracting Concepts, Inc., a New York corporation ("SCI"), SubContracting Concepts, Inc., a Connecticut corporation ("SCI-CN") and SCI Two-Wheel, Inc., a Georgia corporation ("SCI-GA" and together with SCI and SCI-CN individually and collectively the "Company") and those individuals executing this Agreement as a Seller (each a "Seller" and collectively the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, the Sellers are the record and beneficial owner of the shares (the "Seller Shares") of the issued and outstanding shares of common stock, no par value per share, of SCI, SCI-CN and SCI-GA, as set forth below:

-------------------------- ----------------- ---------------- ------------------
SHAREHOLDER                SCI               SCI-CN           SCI-GA
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Carmen B. Lefebvre         65                1625             65
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Mark Lefebvre              30                750              20
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Scott Lefebvre             20                500              20
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Edmund Lefebvre            20                500              20
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Paul Gap                   55                1375             55
-------------------------- ----------------- ---------------- ------------------
-------------------------- ----------------- ---------------- ------------------
Robert J. Slack            10                250              10
-------------------------- ----------------- ---------------- ------------------

         WHEREAS, each Seller desires to sell all of the Seller Shares owned by that Seller to Buyer and Buyer desires to acquire all of the Seller Shares, each on the terms and subject to the conditions contained herein (the "Sale");

         NOW, THEREFORE, the parties hereto being fully informed in all matters concerning the Sale and the other matters in connection therewith or addressed herein and in consideration of the foregoing and the premises set forth in this Agreement, agree as follows:


                                    ARTICLE I
                              SALE OF SELLER SHARES

1.1 SALE OF SELLER SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller will convey, assign, transfer and deliver to Buyer, and Buyer will acquire and accept from Seller, all right, title and interest in and to the Seller Shares owned by that Seller, free and clear of any Lien, claim or encumbrance.

1.2 CONVEYANCE. Such conveyance, assignment, transfer and delivery shall be effected by delivery by each Seller to Buyer of certificates, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Seller Shares to Buyer, free and clear of any and all Liens.

1.3 CONSIDERATION. The Purchase Price for the Seller Shares shall be the sum of Eight Million Dollars ($8,000,000.00), adjusted as provided in section 1.3.2, hereof, and will be payable, against delivery of the Seller Shares, as follows:

         1.3.1

         1.3.1.1 At the Closing, as follows: $500,000 in cash or other immediately available funds, allocated among the Sellers in accordance with the following ownership percentage (the "Ownership Percentage)":




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


--------------------------- ---------------------------- -----------------------
SHAREHOLDER                 OWNERSHIP PERCENTAGE
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Carmen B. Lefebvre          32.5%
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Mark Lefebvre               15%
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Scott Lefebvre              10%
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Edmund Lefebvre             10%
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Paul Gap                    27.5%
--------------------------- ---------------------------- -----------------------
--------------------------- ---------------------------- -----------------------
Robert J. Slack             5%
--------------------------- ---------------------------- -----------------------

                  1.3.1.2 On January 2nd, 2004 Buyer will deliver Five Million shares of the class A common stock, par value $.005 per share of Buyer (the "Buyer Stock"), valued at $.10 per share and allocated among each Seller in accordance with his applicable Ownership Percentage.

         1.3.2    following the Closing in accordance with this subsection:

                  1.3.2.1 for purposes of this subsection 1.3.2, the following terms shall have the meaning ascribed to such term in this sub section 1.3.2.1:

                          "Additional Consideration Amount" means a sum determined as follows: (i) (a) Testing Period NET PROFITS (b) multiplied by 12.3 less (ii) $1,000,000.00.

                          "Additional Consideration Applicable Shares" means, for any period, the Net Profits Standard divided by the Applicable Share Price for the period in question.

                          "AFR" means 5.03%.

                          "Applicable Share Price" shall mean, in respect of any share of Buyer Stock on any date herein specified (i) the average of the per share closing sales price on each trading day during the current fiscal quarter on the NASDAQ National Market System ("NASDAQ") or the principal stock exchange on which such Buyer Stock is listed or admitted to trading, (ii) if no sale takes place during such fiscal quarter on NASDAQ or any such exchange, the average of the reported per share closing bid and asked prices during the preceding fiscal quarter as officially quoted on NASDAQ or any such exchange during the preceding quarter, (iii) if the Buyer Stock is not then listed or admitted to trading on NASDAQ or any stock exchange, the average of the last reported per share closing bid and asked prices for each day so listed during the immediately preceding quarter in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc. and (iv) if no such corporation at the time is engaged in the business of reporting such prices, then as furnished by (a) any similar firm then engaged in such business, or (b) if there is no such firm, as furnished by any member of the NASD selected mutually by the Buyer and the holders of a majority of the Seller Shares or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Buyer and one of which shall be selected by the holders of a majority of the Seller Shares.

                          "Final Payment Date" means the Payment Date upon which the total of all additional consideration paid by the Buyer to the Sellers pursuant to this section 13.2 equals the Additional Consideration Amount.

                          "Final Payment Amount" is the difference determined by subtracting the sum of all Payments made by the Buyer pursuant to this section 13.2 prior to the Final Payment Date from the Additional Consideration Amount.

                          "Fiscal Quarter" shall mean the three calendar month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

                          "Net Income" means, for any period, the net income of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP as historically applied in preparing the financial statements of and for the Company for the fiscal year ending December 31, 2002; PROVIDED that there shall be excluded there from the deficit of any person accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with the Company or any of its subsidiaries.

                          "Net Profits" means, for any period, Net Income for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with any indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and MINUS, to the extent included in the statement of such Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis.

                          "Net Profits Standard" shall mean $650,000.

                           "Payment Date" is the last day of each Fiscal Quarter
                          through and including the Final Payment Date.

                          "Testing Period" shall mean the period of six fiscal quarters commencing on January 1, 2004 and ending on June 30, 2005.

                          "Testing Period Net Profits" shall be determined by the following formula: (i) sum of the Net Profits for the Company for each Fiscal Quarter during the Testing Period (ii) divided by six and (iii) multiplied by four.


                  1.3.2.2 As additional consideration for the Seller Shares, on each Payment Date commencing on March 31, 2004 and ending on the Final Payment Date, Buyer shall distribute to each Seller his Ownership Percentage of (i) One Hundred Fifty Thousand Dollars ($150,000.00) and (ii) that number of shares of Buyer Stock equal to the sum resulting from dividing One Hundred Thousand Dollars ($100,000.00) by the Applicable Share Price. In lieu of delivering that portion of Additional Consideration pursuant to this section 1.3.2 payable in the form of shares of Buyer Stock, Buyer may elect to pay all or any portion of such Additional Consideration payable in shares of Buyer Stock, in cash valuing each share of Buyer Stock at the Applicable Share Price.

                  1.3.2.3 The Company, Buyer and each Seller acknowledges that computation of Additional Consideration is premised on the Company being the sole provider of all independent contractor services to courier and/or same day delivery services provided by any subsidiary, affiliate and/or associate of the Buyer following the Closing and the Company's provision of the same in materially the same manner as such services are provided by the Company prior to the Closing. The Company, each Seller and the Buyer further acknowledges if either (i) the operation of the Company is changed by the Purchaser and/or otherwise after the Closing or (ii) any affiliate, associate or subsidiary of the Buyer, other than the Company, provides any independent contractor services to courier and/or same day delivery services after the Closing, the Additional Consideration Amount payable pursuant to this section 13.2 shall equal Seven Million Dollars ($7,000,000.00) and shall be paid in 28 equal payments of $250,000.00 payable on each Payment Date until December 31, 2010.

                  1.3.2.4 Without limiting any other provision hereof, on each Payment Date in addition to any sum otherwise payable hereunder, including sums payable pursuant to the final sentence of sub section 1.3.2.3, the Buyer shall remit to the Seller an amount equal to the unpaid portion of the Additional Consideration Amount as of the first day of the fiscal quarter in which such Payment Date occurs multiplied by twenty five percent of the AFR.

         1.3.3 The obligations of the Buyer to each Seller pursuant to sub section 1.3.2 shall be secured by a pledge Agreement in the form attached hereto as Exhibit "B" pursuant to the terms of which the Buyer shall pledge the Seller Shares to each Seller. If the Buyer shall fail to make all payments due under subsection 1.3 on three consecutive Payment Dates or fails to make all payments due under subsection 1.3 on five Payment Dates, consecutive or otherwise, then any seller may avail itself of its rights under the Pledge Agreement, in addition to enforcing its rights at law or in equity hereunder, or otherwise.


                                   ARTICLE II
                                     CLOSING

2.1 CLOSING. The Closing of the Sale (the "Closing") will take place on December 1, 2003 at the offices of the Company at 10:00 a.m. unless another date, time or place is agreed to by the parties hereto. All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed completed until all transactions and delivery of documents are completed.

2.2 DELIVERIES OF THE SELLERS AND THE COMPANY. At the Closing, each Seller will execute and deliver or cause to be executed and delivered to Buyer:

         2.2.1 STOCK CERTIFICATES. Stock Certificates evidencing the Seller's Shares held by that Seller, each duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Seller's Shares to Buyer, free and clear of any and all Liens, claims and/or encumbrances;

         2.2.2 RESIGNATIONS. Resignations effective as of the Closing of all members of the Board of Directors and officers of the Company;

         2.2.3 CERTIFICATE(S) OF GOOD STANDING. Certificate(s) of Good Standing, dated not more than thirty (30) days prior to the Closing Date, with respect to each entity comprising the Company issued by the office of the state of such entities incorporation;

         2.2.4 BOARD RESOLUTIONS. A copy of the resolutions of the Board of Directors of each entity comprising the Company, certified by the secretary of that entity, as having been duly and validly adopted and in full force and effect authorizing execution and delivery of this Agreement and performance by each entity comprising the Company of the transactions contemplated hereby;

2.3 DELIVERIES OF BUYER. At the Closing, Buyer will deliver to each Seller, simultaneously with delivery of the items referred to in Section 2.2 above, payment of the purchase price payable at closing in cash, wire transfer or other immediately available funds pursuant to sub section 1.3.1.1 and deliver of Stock Certificates on January 2nd, 2004 in the name of each Seller evidencing the shares of Buyer Stock to be delivered to that Seller pursuant to sub section
1.3.1.2 with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to evidence ownership of such Buyer's Shares by that Seller, free and clear of any and all Liens, claims and/or encumbrances.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS


Each Seller hereby represents, warrants and covenants to the Buyer, all such representations, warranties and covenants being effective as of the date of this Agreement, as follows:

3.1 BROKERS. The Buyer does not have nor will have, any obligation to pay any broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of that Seller or the Company.

3.2 CAPITALIZATION OF THE COMPANY. As of the date hereof, the entire (i) authorized capital stock, (ii) all validly issued, fully paid and nonassessable outstanding shares, and (iii) all shares held in treasury for each entity comprising the Company is set forth below:

------------------ ---------------- ------------------- ----------------------
Corporation        Authorized       Outstanding         Treasury
------------------ ---------------- ------------------- ----------------------
------------------ ---------------- ------------------- ----------------------
SCI                400              200                 200
------------------ ---------------- ------------------- ----------------------
------------------ ---------------- ------------------- ----------------------
SCI-CN             5000             5000                0
------------------ ---------------- ------------------- ----------------------
------------------ ---------------- ------------------- ----------------------
SCI-GA             100000           200                 99800
------------------ ---------------- ------------------- ----------------------

3.3 OWNERSHIP OF SHARES; TITLE. That Seller is the owner of record and beneficially of the Seller Shares; the Seller Shares represent such Seller's Ownership Percentage of the issued and outstanding capital stock of each entity comprising the Company. At the Closing that Seller shall transfer to Buyer good and marketable title to the Seller Shares held by the Seller, free and clear of any and all security interests, Liens, encumbrances, proxies and voting or other agreements, except restrictions on transfer imposed by applicable federal and state securities laws. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character binding on the Company with respect to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares, or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement. There are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company or that Seller is a party or is bound with respect to voting any shares of capital stock of the Company.

3.4 ORGANIZATION AND STANDING. Each entity constituting the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

3.5 CONSENTS TO CONSUMMATION. No consent, approval or other action of any third party is required to be obtained, and no notice or filing is required to be provided or made, by the Seller or the Company in connection with the transactions contemplated in this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents, warrants and covenants to each Seller as follows:

4.1 ORGANIZATION AND STANDING/SUBSIDIARY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Buyer has those subsidiaries set forth on Exhibit "D".

4.2 POWER AND AUTHORITY. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. The Buyer has all requisite right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement.

4.3 NO CONFLICTS. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby (either at the Closing or with notice or lapse of time) will violate or conflict with (i) the Buyer's Certificate of Incorporation or Bylaws, or (ii) any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its respective properties or assets.

4.4 BROKERS AND FINDERS. No Seller or the Company has and will not have any obligation to pay any broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.

4.5 CONSENTS TO CONSUMMATION. No consent, approval or other action of any third party is required to be obtained by the Buyer in connection with the transactions contemplated in this Agreement.


                                    ARTICLE V
                       COVENANTS AND ADDITIONAL AGREEMENTS

5.1 ANNOUNCEMENTS. Until the completion of the Closing, neither any Seller nor the Company, on the one hand, nor Buyer, on the other hand, or any representative thereof, shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of all other parties.

5.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Buyer, the Company and each Seller shall take all such necessary action.

5.3 POST CLOSING OPERATIONS. Until the payment of the Additional Consideration in full, the Buyer will operate Company in the manner as the same has historically been operated prior to the Closing and shall operate the same as a wholly owned subsidiary of the Buyer and shall not allocate any expenses of any entity, including the Buyer, to the Company during the Testing Period.

5.4 CAPTIVE INSURER. The Buyer shall finance the establishment of a captive insurance fund or acquire a captive insurer for the benefit of the business of the Company as an operating subsidiary of the Buyer. Any such funding will be made when these funds are available to USXP

5.5 RETAINED EARNINGS. The Buyer on behalf of itself and the Company post closing does hereby acknowledge that the Company has an amount equal to the retained earnings of the Company reflected on its books and records as of November 30, 2003. The Seller shall have these retained earnings distributed on or before March 31st, 2004.

5.6 PROMISSORY NOTE. Prior to the Closing, the Company and Robert L. Lefebvre shall enter into a modification agreement pursuant to terms of which the Company and Robert L. Lefebvre shall modify the Company's obligations to him in the principal amount of $200,000.00 so that the same is payable by the Company no later than June 30, 2004.

5.7 AFFILIATES. The Buyer acknowledges that it has been apprised of the affiliates of the Company as identified on Exhibit "A" and understands that the same are not owned and/or controlled by the Company and the acquisition of the Seller Shares will not transfer any ownership interests in or right to control or participate in the control of such entities to the Company and/or the Buyer.

5.8 OBLIGATIONS. The Buyer shall provide the Company or arrange for the provision to the Company of all financing necessary for the operation of the Company post closing, including, but not limited to the financing and funds required or contemplated by Exhibit "C", attached hereto and incorporated by reference herein.

5.9 INSPECTION. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company's possession from time to time (including restrictions on the disclosure of government-classified information), prior to the Closing, the Company shall allow Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, by advance arrangement with the Company's management and in the presence of representatives of the Company and in such manner so as not to interfere unduly with the Company's operations, to all of the properties, books, contracts, commitments, tax returns and records of its business and appropriate officers and employees, and shall furnish such representatives, at Buyer's expense for copying only, with all financial and operating data and other information concerning its affairs as Buyer may reasonably request and acceptable to the Company.


                                   ARTICLE VI
          CONDITIONS TO THE OBLIGATIONS OF BUYER TO EFFECT THE CLOSING

         The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer as provided herein except as otherwise required by applicable law:

6.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof shall be true and correct in all material respects as of the Closing. Each of the obligations of the Company and the Sellers required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

6.2 AUTHORIZATION; CONSENTS. All corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company.

6.3 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the Sale or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the Seller Shares. No action, suit or proceeding before any court or any Governmental Entity shall be pending or threatened, and no investigation by any Governmental Entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the Sale or seeking damages in connection therewith which Buyer, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the Sale.

6.4 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of each Seller and the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller and the Company in furtherance of the Sale pursuant to the terms of this Agreement, shall be reasonably satisfactory in form and substance to counsel for Buyer.


                                   ARTICLE VII
                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
                              TO EFFECT THE CLOSING

         The obligations of the Sellers required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by any Seller as provided herein except as otherwise required by applicable law:

7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.

7.2 AUTHORIZATION OF THE AGREEMENT; CONSENTS. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

7.3 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect that prevents or delays the Sale. No action, suit or proceeding before any Governmental Entity shall be pending or threatened, and no investigation by any Governmental Entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the Sale or seeking damages in connection therewith which Seller, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the Sale.

7.4 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the Sale pursuant to the terms of this Agreement, shall be reasonably satisfactory in form and substance to counsel for the Sellers.

7.5 EMPLOYMENT.CONSULTING AGREEMENTS. At the Closing the Buyer shall enter into Employment Agreement/Consulting Agreements with Robert L. Lefebvre and Robert J. Slack in such form as each of them in his sole discretion shall agree.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.2 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

         If to the Company:
         SubContracting Concepts, Inc.
         One Lawrence Street
         Glens Falls, NY 12801
         Attn:  President

         If to any Seller:                      with a copy to:
         Robert L. Lefebvre                     Lemery Greisler LLC
         68 Oakview Drive                       10 Railroad Place
         Fort Edward, NY 12828                  Saratoga Springs, New York 12866
                                                Attn:  P. Scott Reid Esq.

         If to Buyer:
         Universal Express, Inc.
         1230 Avenue of the Americas
         Suite 771
         Rockefeller Center
         New York, New York 10020
         Attn:  President

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; PROVIDED, HOWEVER, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

8.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

8.4 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings between the parties with respect thereto and all prior drafts of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

8.5 WAIVER AND AMENDMENTS. Each Seller and the Company as one party, and Buyer as the other party may by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties, (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other parties contained in this Agreement, (iv) waive performance of any of the obligations of the other parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

8.6 COUNTERPARTS. This Agreement may be executed by facsimile signature(s) and in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

8.9 GOVERNING LAW/JURSIDICTION. This Agreement shall be governed under the laws of the State of New York without regard to conflict of law principles. Each Party hereto submits to the jurisdiction of any federal or state court located in New York, Albany or Warren County, New York.

11.10 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      UNIVERSAL EXPRESS, INC.

                                      /s/ RICHARD A. ALTOMARE
                                      --------------------------------
                                      By:
                                      Its:


                                      SUBCONTRACTING CONCEPTS, INC.,
                                               a New York corporation
                                      SubContracting Concepts, Inc.,
                                               a Connecticut corporation
                                      SCI Two-Wheel, Inc.,
                                               a Georgia corporation


                                      By: /S/ RICHARD A. ALTOMARE
                                      ---------------------------
                                      Its: President
/S/ CARMEN B. LEFEBVRE
-------------------------------
Carmen B. Lefebvre


/S/ MARK LEFEBVRE
-------------------------------
Mark Lefebvre


/S/ SCOTT. LEFEBVRE
-------------------------------
Scott Lefebvre



-------------------------------
Edmund Lefebvre


/S/ PAUL GEPP
------------------
Paul Gepp


/S/ ROBERT J. SLACK
-------------------------------
Robert J. Slack

                                   EXHIBIT "A"

                               Company Affiliates
     o    TOTAL BENEFITS MANAGEMENT, INC (TBM)
          o Employee Leasing Company (PEO) with over 2,000 employees. TBM acts as the staff leasing firm for many SCI customers in supplying non-qualifying couriers and internal clerical positions
          o    Bob and family own 50%
          o    (WWW.TBMPAYROLL.COM )

     o    CONTRACTOR RESOURCE SOLUTIONS, INC (CRS)
          o    3rd Party I/C administrator for the trucking industry.
          o    Owned by Bob, Paul and Phil
          o    (WWW.CRSCARRIER.COM)
                ------------------

     o    RE-LEASE, LLC
          o Equipment lease Management Company dealing in rolling stock and communications equipment.
          o    Owned by Bob, Rob and Phil
          o    (WWW.RE-LEASECORP.COM)
                --------------------

     o    CONSULTECH, LLC
          o Labor law specialist consulting company owned by one of the SCI partners.
          o    Consultech handles all SCI & CRS unemployment and IRS issues.
          o    Paul owns 100% (WWW.CONSULTECHCLAIM.COM)
                               -----------------------

     o    CREATIVE INSURANCE MANAGERS, INC (CIM)
          o    Licensed Retail insurance agency / broker
          o    Owned by Bob and Phil

     o    CORPORATE DEVELOPMENT SERVICES INC (CDS)
          o Software and data processing company specializing in custom designed programming.
          o    Owned by Bob, Scott, Ryan and Rob (WWW.CORPDEV.COM )
                                                  ---------------
     o    NATIONALDELIVERY.COM INC.
          o    Owned by Rob and Bob 60/40%
          o    (WWW.NATIONALDELIVERY.COM )

     o    SAMEDAY CONSULTING
          o    Consulting for the expedited delivery business. Rob 100%
          o    ( WWW.SAMEDAYCONSULTING.COM )

     o    REAL DEAL AUTHENTICATORS INC. (RDA)
          o    Claim Management and Work Comp hearing representation.
          o    Rob 100% (WWW.CLAIM-TRACK.COM )

Effective as of November 28, 2003, the shareholders of SubContracting Concepts, Inc., a New York corporation, SubContracting Concepts, Inc., a Connecticut corporation and SCI Two-Wheel, Inc., a Georgia corporation (collectively the "Company") entered into a Stock Purchase Agreement with Universal Express, Inc. ("USXP"). Pursuant to that agreement as of December 1, 2002, these shareholders sold all of the issued and outstanding shares of stock in each of these entities (the "Seller Shares") to Universal Express, Inc. ("USXP"). USXP has provided and has agreed to provide the following consideration for this transfer: (i) $500,000 as of the Closing Date; (ii) 5,000,000 million shares of USXP's Class A Common Stock; (iii) additional consideration. The additional consideration amount is equal to (a) the annualized net profits made by the Company from January 1, 2004 - June 30, 2005, (b) multiplied by 12.3 and (c) less $1,000,000.
The additional consideration, estimated to be approximately $7,000,000.00, is payable at the rate of $250,000 per quarter until paid in full. Sixty percent of the additional consideration is payable in cash and forty percent at the option of USXP can be is paid in cash or stock. USXP's obligations for the additional consideration is secured by a pledge of the Seller Shares.



                                   EXHIBIT "B"

                                PLEDGE AGREEMENT

                                   EXHIBIT "C"

                                 FINANCING NEEDS

                             Cash Flow Requirements

                             DESCRIPTION WHEN AMOUNT

                          Cash Payment Closing $500,000
                    Retained Earnings (est) 3/31/04 $435,000
                          Loan to Bob 6/30/04 $200,000
                        Line of Credit* Closing $500,000

     *Currently this line is at $400,000 and needs to be transferred to USXP

                      1st Quarter payment 3/31/04 $150,000
                      2nd Quarter payment 6/30/04 $150,000
                      3rd Quarter payment 9/30/04 $150,000
                      4th Quarter payment 12/31/04 $150,000

                                   EXHIBIT "D"

                              BUYER SUBSIDIARY(IES)

      Such subsidiaries as appear in the current 10-Q and 10-K of the Buyer

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